Exhibit 8.1

August 26, 2016

Newbelco SA/NV

Brouwerijplein 1

3000 Leuven, Belgium

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Newbelco SA/NV, a Belgian public limited liability company (société anonyme/naamloze vennootschap) (“Newbelco”), relating to the proposed merger of Anheuser-Busch InBev SA/NV, a Belgian public limited liability company (société anonyme/naamloze vennootschap), with and into Newbelco, with Newbelco surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “Material Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations” in the Registration Statement. We hereby confirm to you that such discussion of those consequences, subject to the qualifications, exceptions, assumptions and limitations described therein, is our opinion and is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP